Term Sheet To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 1310BE Registration Statement No. 333-162195 Dated August 29, 2011; Rule 433

Deutsche Bank AG

Structured Investments	Deutsche Bank $ Buffered Return Enhanced Notes Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar due March 7, 2013
General
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The notes are designed for investors who seek a leveraged return at maturity of 1.70 times the potential positive performance of an equally weighted basket of currencies (the “Basket”) consisting of the Indian rupee, the Indonesian rupiah, the Korean won and the Singapore dollar (the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”), meaning that the Basket Currencies, as a whole, have appreciated relative to the U.S. dollar, as measured by the Basket Performance formula set forth herein.  Investors will not receive any coupon payments and should be willing to lose some or all of their investment in the notes if the Ending Basket Level is less than the Starting Basket Level by more than 10.00%, meaning that the Basket Currencies, as a whole, have depreciated relative to the U.S. dollar by more than 10.00%. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG maturing March 7, 2013††.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (“Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about September 2, 2011 (the “Trade Date”) and are expected to settle on or about September 8, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The notes are linked to the performance of an equally weighted basket consisting of the Indian rupee, the Indonesian rupiah, the Korean won and the Singapore dollar (each a “Basket Currency,” and together the “Basket Currencies”).

	Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate†	Basket Currency Performance Weighting
	Indian rupee (“INR”)	U.S. dollar (“USD”)	INR RBIB at Reuters Page RBIB	12:00 p.m. Mumbai		1/4
	Indonesian rupiah (“IDR”)	U.S. dollar (“USD”)	IDR ABS at Reuters Page ABSIRFIX01	11:30 a.m. Singapore		1/4
	Korean won (“KRW”)	U.S. dollar (“USD”)	Reuters Screen “KFTC18 Page”	3:30 p.m. Seoul		1/4
	Singapore dollar (“SGD”)	U.S. dollar (“USD”)	SGD ABS at Reuters Page ABSIRFIX01	11:30 a.m. Singapore		1/4
† The Initial Spot Rate for each Basket Currency will be determined on the Trade Date.
Reference Currency:	United States dollars
Upside Leverage Factor:	At least 1.70. The actual Upside Leverage Factor on the notes will be determined on the Trade Date and will not be less than 1.70.
Payment at Maturity:
•  If the Ending Basket Level is greater than the Starting Basket Level, you will be entitled to receive a cash payment per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount multiplied by the Basket Performance multiplied by the Upside Leverage Factor, calculated as follows:

$1,000 + ($1,000 x Basket Performance x Upside Leverage Factor)
Due to the Currency Performance calculation, the maximum Basket Performance is 100%, resulting in a maximum Payment at Maturity of $2,700.00 per $1,000 Face Amount of  notes.

•  If the Ending Basket Level is equal to the Starting Basket Level or is less than the Starting Basket Level by not more than 10.00%, you will be entitled to receive a cash payment equal to $1,000 per $1,000 Face Amount of notes. Your investment is protected against a decline of up to the Buffer Amount of 10.00% from the Starting Basket Level to the Ending Basket Level.
•  If the Ending Basket Level is less than the Starting Basket Level by more than the Buffer Amount of 10.00%, you will lose 1.1111% of the Face Amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level in excess of 10.00%, and you will receive a cash payment per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x (Basket Performance + Buffer Amount) x Downside Factor] The minimum Payment at Maturity will be $0.

You will lose some or all of your initial investment at maturity if the Ending Basket Level is less than the Starting Basket Level by more than 10.00%. Any payment on the notes is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the Buffered Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement for return enhanced notes, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $987.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
August 29, 2011

(Key Terms continued from previous page)
Buffer Amount:	10.00%
Downside Factor:	1.1111
Basket Performance:	Ending Basket Level – Starting Basket Level
Starting Basket Level
The Basket Performance may be positive, zero or negative.
Starting Basket Level:	Set equal to 100 on the Trade Date.
Ending Basket Level:	The Ending Basket Level will be calculated as follows:

100 x [1  + (INR Performance x 1/4) + (IDR Performance x 1/4) + (KRW Performance x 1/4) + (SGD Performance x 1/4)]
The INR Performance, IDR Performance, KRW Performance and SGD Performance will each equal the Currency Performance of the respective Basket Currency against the U.S. Dollar, expressed as a percentage.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate
Initial Spot Rate
Because the Currency Performance is calculated by dividing the amount that the Initial Spot Rate exceeds the Final Spot Rate by the Initial Spot Rate, the maximum positive Currency Performance for each Basket Currency will equal 100%, resulting in a maximum possible Basket Performance of 100%. There is no comparable limit on the negative performance of a Basket Currency. However, in no case will the Payment at Maturity be less than zero.

The Currency Performance for each Basket Currency may be positive, zero or negative.
Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Final Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rates” below.  The Spot Rates for the Basket Currencies are expressed as units of the respective currency per U.S. dollar.  For each Basket Currency, a higher Spot Rate indicates a weakening of the applicable Basket Currency against the U.S. dollar, while a lower Spot Rate indicates a strengthening of the applicable Basket Currency against the U.S. dollar. The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in the accompanying product supplement.

Final Valuation Date††:	March 4, 2013
Maturity Date††:	March 7, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 CS 8 / US2515A1CS88
†† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectusdated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What are the Possible Returns on the Notes at Maturity Assuming a Range of Hypothetical Basket Performances?

The following table and graph illustrate the hypothetical return at maturity on the notes.  The hypothetical returns set forth below assume a Starting Basket Level of 100, a Downside Factor of 1.1111 and an Upside Leverage Factor of 1.70.  The actual Upside Leverage Factor on the notes will be determined on the Trade Date.  The hypothetical returns set forth below are for illustrative purposes only.  The actual return will be based on the Basket Performance, determined using the Spot Rates for the Basket Currencies on the Final Valuation Date.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Performance	Payment at Maturity	Return
200.00	100.00%	$2,700.00	170.00%
180.00	80.00%	$2,360.00	136.00%
160.00	60.00%	$2,020.00	102.00%
140.00	40.00%	$1,680.00	68.00%
120.00	20.00%	$1,340.00	34.00%
115.00	15.00%	$1,255.00	25.50%
110.00	10.00%	$1,170.00	17.00%
105.00	5.00%	$1,085.00	8.50%
102.50	2.50%	$1,042.50	4.25%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$888.89	-11.11%
70.00	-30.00%	$777.78	-22.22%
60.00	-40.00%	$666.67	-33.33%
40.00	-60.00%	$444.44	-55.56%
20.00	-80.00%	$222.22	-77.78%
0.00	-100.00%	$0.00	-100.00%
-10.00	-110.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical returns set forth in the table and graph above are calculated.

Example 1: The Ending Basket Level is 105, compared to the Starting Basket Level of 100, resulting in a Basket Performance of 5.00%. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100, the investor receives a Payment at Maturity of $1,085.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x (5.00% x 1.70)] = $1,085.00

Example 2: The Ending Basket Level is 95, compared to the Starting Basket Level of 100, resulting in a Basket Performance of -5.00%. Because the Ending Basket Level of 95 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 10.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Example 3: The Ending Basket Level is 70, compared to the Starting Basket Level of 100, resulting in a Basket Performance of -30.00%.  Because the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10.00%, the investor will receive a Payment at Maturity of $777.78 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x (-30.00% + 10.00%) x 1.1111] = $777.78

Selected Purchase Considerations

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APPRECIATION POTENTIAL IF THE BASKET PERFORMANCE IS POSITIVE – The notes provide the opportunity to enhance returns by multiplying a positive Basket Performance by the Upside Leverage Factor of 1.70. Due to the Currency Performance calculation, the maximum Basket Performance is 100%, resulting in a maximum Payment at Maturity of $2,700.00 for every $1,000 Face Amount of notes.  The actual Upside Leverage Factor on the notes will be set on the Trade Date and will not be less than 1.70.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the Face Amount of the notes is protected against a negative Basket Performance of up to 10.00%.  If the Ending Basket Level is less than the Starting Basket Level by an amount greater than 10.00%, for every 1% that the Ending Basket Level is less than the Starting Basket Level in excess of 10.00%, you will lose an amount equal to 1.1111% of the Face Amount of your notes.  Accordingly, you could lose your entire investment in the notes.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the notes is linked to the performance of a Basket consisting of the Indian rupee, the Indonesian rupiah, the Korean won and the Singapore dollar, which we refer to collectively as the Basket Currencies, relative to the U.S. dollar, which we refer to as the Reference Currency. Accordingly, the level of the Basket will increase as the Basket Currencies appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies depreciate relative to the U.S. dollar.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the notes as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the notes should be treated as ordinary income or loss unless before the close of the day on which you acquire your notes you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the notes on your books and records on the day you acquire them as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your notes, your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the notes for more than one year.  The deductibility of capital losses is subject to certain limitations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the notes is properly treated as a debt instrument denominated in a foreign currency.  The notes are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the notes for U.S. holders, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Performance is positive or negative.  Your investment will be exposed on a leveraged basis of 1.1111% for each 1% that the Ending Basket Level is less than the Starting Basket Level in excess of the 10.00% Buffer Amount, and you could lose your entire investment in the notes.

•
CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our foreign currency exposure from the notes by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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YOUR MAXIMUM POSSIBLE RETURN ON THE NOTES IS LIMITED BECAUSE THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE —  For each Basket Currency, because the Currency Performance is calculated by dividing the amount that the Initial Spot Rate exceeds the Final Spot Rate by the Initial Spot Rate, the maximum Currency Performance will equal 100%, resulting in a maximum possible Basket Performance of 100%. In addition, because the Currency Performance is calculated in this manner, there is no comparable limit on the negative performance of a Basket Currency. Consequently, even if some of the Basket Currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be offset by severe depreciation of the other Basket Currencies.

•	THERE ARE NO COUPON PAYMENTS ON THE NOTES – You will not receive coupon payments on the notes during the term of the notes.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. The Basket Performance is based on the Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF ONE OR MORE OTHER BASKET CURRENCIES – The notes are linked to the performance of the Basket, which is composed of four currencies with equal weightings. The Basket Performance will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Performance formula set forth herein. Therefore, positive Currency Performance of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performance of one of more other Basket Currencies of lesser, equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

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THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Basket Currencies  are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the notes.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any Basket Currency is not available on the Final Valuation Date. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the Spot Rates of the Basket Currencies and, therefore, the value of the notes.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the notes before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated based on the Spot Rates for the Basket Currencies on the Final Valuation Date. As a result, the Basket Performance may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Final Valuation Date.

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WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the U.S. dollar, as Reference Currency;

•	the time remaining to maturity of the notes;

•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

•	interest rates and yields in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES – It is impossible to predict whether the Spot Rates of any of the Basket Currencies will rise or fall. The Spot Rates of the Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Basket Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for a Spot Rate is not available on the Final Valuation Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the notes is properly treated as a debt instrument denominated in a foreign currency.  The notes are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the notes for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could affect the value of the Basket Currencies and, as a result, could decrease the amount you may receive on the notes at maturity.

Spot Rates

The Spot Rate for the Indian rupee on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:00 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Indonesian rupiah on each date of calculation will be the U.S. dollar/Indonesian rupiah spot rate at 11:00 a.m. Singapore time, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Korean won on each date of calculation will be the U.S. dollar/Korean won market average rate, expressed as the amount of Korean won per one U.S. dollar, for settlement in two business days, as reported by the Korea Financial Telecommunications and Clearing Corporation, which appears on the Reuters Screen “KFTC18 Page” to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on such date of calculation or as soon thereafter as practicable.

The Spot Rate for the Singapore dollar on each date of calculation will be the U.S. dollar/Singapore dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Singapore dollars per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore, which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency may be selected by the calculation agent in good faith and in a commercially reasonable manner, as described in the accompanying product supplement.

Market Disruption Events

 The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your notes. For example, if the source for a Spot Rate is not available on the Final Valuation Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your notes.

Historical Information

The following charts show the historical exchange rates for the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The historical data for each Basket Currency are shown for the period from January 1, 2001 through August 29, 2011. The historical data are for illustrative purposes only and are not indicative of the future values of the Spot Rates (which are determined as set forth herein), future performance of the Basket Currencies or the Basket Performance. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the notes. As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 1, 2001 through August 29, 2011. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Indian Rupee
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through August 29, 2011
(expressed as units of Indian rupees per U.S. dollar)

Indian rupee	High	Low	Period End
2001	48.3700	46.3413	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2058	48.8025
2009	52.1800	45.8050	46.5250
2010	47.7450	43.9750	44.7050
2011 (through August 29, 2011)	46.2162	43.8550	46.0537

Past performance is not indicative of future performance.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through August 29, 2011
(expressed as units of Indonesian rupiahs per U.S. dollar)

Indonesian Rupiah	High	Low	Period End
2001	12,200	8,280	10,400
2002	10,550	8,427	8,950
2003	9,160	8,095	8,420
2004	9,595	8,299	9,270
2005	10,875	9,115	9,830
2006	9,846	8,694	8,995
2007	9,482	8,650	9,393
2008	13,000	9,045	11,120
2009	12,160	9,280	9,404
2010	9,440	8,881	8,996
2011 (through August 29, 2011)	9,098	8,458	8,544

Past performance is not indicative of future performance.

Korean Won
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through August 29, 2011
(expressed as units of Korean won per U.S. dollar)

Korean Won	High	Low	Period End
2001	1,368.00	1,233.00	1,313.50
2002	1,335.20	1,157.50	1,185.70
2003	1,263.50	1,144.85	1,192.10
2004	1,198.00	1,034.95	1,035.10
2005	1,062.30	989.23	1,010.00
2006	1,010.50	912.90	929.70
2007	953.55	899.69	935.37
2008	1,524.58	931.90	1,259.55
2009	1,597.45	1,149.40	1,164.00
2010	1,277.85	1,102.85	1,126.00
2011 (through August 29, 2011)	1,144.00	1,048.30	1,073.78

Past performance is not indicative of future performance.

Singapore Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through August 29, 2011
(expressed as units of Singapore dollars per U.S. dollar)

Singapore Dollar	High	Low	Period End
2001	1.8556	1.7266	1.8455
2002	1.8539	1.7280	1.7346
2003	1.7890	1.6980	1.6995
2004	1.7306	1.6288	1.6318
2005	1.7065	1.6163	1.6630
2006	1.6635	1.5320	1.5378
2007	1.5479	1.4356	1.4401
2008	1.5349	1.3451	1.4301
2009	1.5582	1.3780	1.4049
2010	1.4274	1.2796	1.2834
2011 (through August 29, 2011)	1.3044	1.1992	1.2059

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $12.50 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.